Exhibit 3.4

Execution Version

KKR MANAGEMENT LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Dated as of May 3, 2018

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS

1.1	Definitions	2

1.2	Terms Generally	4

ARTICLE II GENERAL PROVISIONS

2.1	Members	4

2.2	Shares and Identification	5

2.3	Changes of Shares	5

2.4	Continuation; Name; Foreign Jurisdictions	5

2.5	Term	5

2.6	Purposes; Powers	5

2.7	Place of Business	6

ARTICLE III MANAGEMENT

3.1	Class A Members	6

3.2	Class B Members	7

3.3	Officers	8

3.4	Authorization	9

ARTICLE IV EXCULPATION AND INDEMNIFICATION

4.1	Duties; Liabilities; Exculpation	9

4.2	Indemnification	10

ARTICLE V CAPITAL OF THE COMPANY

5.1	Initial Capital Contributions by Members	12

5.2	No Additional Capital Contributions	12

5.3	Withdrawals of Capital	12

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ARTICLE VI DISTRIBUTIONS

6.1	Distributions	12

6.2	Limitation on Distributions	13

6.3	Liability of Members and Officers	13

6.4	Business Expenses	13

ARTICLE VII ADDITIONAL MEMBERS; WITHDRAWAL OF MEMBERS; TRANSFERABILITY

7.1	Additional Members	13

7.2	Withdrawal of Members	13

7.3	Consequences to the Company upon Withdrawal of a Member	14

7.4	Shares of Members Not Transferable	14

7.5	Power of Attorney	15

ARTICLE VIII DISSOLUTION

8.1	Dissolution	15

8.2	Final Distribution	16

8.3	Waiver; Nature of Interest	16

ARTICLE IX MISCELLANEOUS

9.1	Arbitration	17

9.2	Amendments and Waivers	18

9.3	Member Approval	18

9.4	Schedules	19

9.5	Classifications as a Corporation	19

9.6	Governing Law; Separability of Provisions	19

9.7	Successors and Assigns	19

9.8	Notices	20

9.9	Counterparts	20

9.10	Power of Attorney	20

9.11	Cumulative Remedies	20

9.12	Entire Agreement	20

9.13	Effective Time	20

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AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of KKR MANAGEMENT LLC (the “Company”), dated as of May 3, 2018 and effective as of the Effective Time (as defined herein), by and among the members of the Company and such other persons that are admitted to the Company as members after the date hereof in accordance herewith.

WHEREAS, the Company was formed under the LLC Act (as defined herein) pursuant to a certificate of formation filed in the office of the Secretary of State of the State of Delaware on June 25, 2007;

WHEREAS, an amended and restated limited liability company agreement of the Company was executed as of October 1, 2009;

WHEREAS, an amended and restated limited liability company agreement of the Company was executed as of July 14, 2010;

WHEREAS, an amended and restated limited liability company agreement of the Company was executed as of August 2, 2011;

WHEREAS, an amended and restated limited liability company agreement of the Company was executed as of March 17, 2016;

WHEREAS, an amended and restated limited liability company agreement of the Company was executed as of May 4, 2016 and effective as of March 17, 2016 (the “Existing Operating Agreement”);

WHEREAS, Section 9.2(a) of the Existing Operating Agreement provides that the Existing Operating Agreement may be amended by the written consent of the Designated Members (as defined in the Existing Operating Agreement); provided, however, that any amendment that expressly modifies or prejudices the rights of the Independent Directors (as defined in the Existing Operating Agreement) shall require the consent of the majority of the Independent Directors; and

WHEREAS, in connection with the conversion of KKR & Co. L.P., a Delaware limited partnership, into a Delaware corporation (the “Conversion”), which is currently anticipated to occur at 12:01 a.m. (Eastern Time) on July 1, 2018, the Designated Members now wish to amend and restate the Existing Operating Agreement in its entirety as more fully set forth below, and a majority of the Independent Directors have consented to such amendment and restatement;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1          Definitions.  Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as it may be further amended and restated from time to time.

“Bankruptcy” has the meaning set forth in Section 8.1(b).

“Bylaws of the Corporation” means the bylaws of the Corporation as adopted and in effect from time to time.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money contributed to the Company and the value of any property (other than money), net of any liabilities assumed by the Company upon contribution or to which such property is subject, contributed to the Company pursuant to Article V.

“Certificate of Incorporation of the Corporation” means the Certificate of Incorporation of the Corporation, as it may be amended, supplemented or restated from time to time.

“Class A Members” has the meaning set forth in Section 2.2.

“Class A Shares” means the limited liability company interests in the Company designated as the Class A Shares and having the rights, power and preferences set forth herein.

“Class B Common Stock” means the Class B common stock, $0.01 par value per share, of the Corporation.

“Class B Members” has the meaning set forth in Section 2.2.

“Class B Shares” means the limited liability company interests in the Company designated as the Class B Shares and having the rights, power and preferences set forth herein.

“Class B Stockholder” has the meaning set forth in the Certificate of Incorporation of the Corporation.

“Company” has the meaning set forth in the preamble hereto.

“Contingencies” has the meaning set forth in section 8.2(a).

“Corporation” means KKR & Co. Inc., a Delaware corporation, and any successor thereto.

“Covered Person(s)” has the meaning set forth in Section 4.1(c).

“Delaware Arbitration Act” has the meaning set forth in Section 9.1(d).

“Delaware General Corporation Law” means the Delaware General Corporation Law, 8 Del.C. § 101, et seq., as it may be amended from time to time, and any successor statute thereto.

“Designated Member” means each of Henry R. Kravis and George R. Roberts, as the original Designated Members pursuant to Section 3.1(b), and any successor or additional Designated Members designated as such pursuant to Section 3.1(b).  At any time there is only a single Designated Member, plural references herein to “Designated Members” shall refer to such single Designated Member.

“Effective Time” has the meaning set forth in Section 9.13.

“Existing Operating Agreement” has the meaning set forth in the preamble hereto.

“Foreign Voting Interests” has the meaning set forth in Section 3.2(b).

“Fund” has the meaning set forth in Section 4.2(a).

“Incompetence” means, with respect to any Member, the entry by a court of competent jurisdiction of an order or judgment adjudicating such Member incompetent to manage his person or his property.

“Interest” means a limited liability company interest (as defined in § 18-101(8) of the LLC Act) in the Company.

“LLC Act” means the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et seq., as it may be amended from time to time, and any successor statute thereto.

“Majority in Interest of Class A Members” has the meaning set forth in Section 3.1(a).

“Member” means any person who is a member of the Company.  For purposes of the LLC Act, the Members shall be considered a single class or group of members, and except as otherwise specifically provided herein, no Members shall have any right to vote as a separate class on any matter relating to the Company, including any merger, reorganization, conversion, dissolution or liquidation of the Company.

“Officers” has the meaning set forth in Section 3.3(a).

“Percentage Interest” means, with respect to each Member, a fraction, expressed as a percentage, the numerator of which is the number of Class A Shares held by such Member and the denominator of which is the total number of Class A Shares outstanding.

“Person” or “person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association (including any group, organization, co-tenancy, plan, board, council or committee), government (including a country, state, county, or any other governmental or political subdivision, agency or instrumentality thereof) or other entity (or series thereof).

“Shares” means Class A Shares or Class B Shares (or both), as the context may require.

“Total Disability” means, with respect to any Member, the inability of such Member substantially to perform the services required of a Member for a period of six consecutive months by reason of physical or mental illness or incapacity and whether arising out of sickness, accident or otherwise.

“Withdraw” or “Withdrawal” with respect to a Member means a Member ceasing to be a member of the Company for any reason (including death, Total Disability, Incompetence, removal, resignation or retirement, whether voluntary or involuntary), unless the context shall limit the type of withdrawal to a specific reason, and “Withdrawn” with respect to a Member means, as aforesaid, a Member who has ceased to be a member of the Company.

“Withdrawn Member” means a Member whose interest in the Company has been discontinued for any reason, including the occurrence of an event specified in Section 7.2, and shall include, unless the context requires otherwise, the estate or legal representatives of any such Member.

1.2          Terms Generally.  Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation;” and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

GENERAL PROVISIONS

2.1          Members.  The Members as of the date hereof are those persons identified as Members in the books and records of the Company.

2.2          Shares and Identification.  The Interests in the Company shall consist of Class A Shares and Class B Shares.  The holders of the Class A Shares are referred to herein as the “Class A Members” and the holders of the Class B Shares are referred to herein as the “Class B Members.”  Subject to Section 3.1, (i) the Class A Shares shall entitle the holders thereof to voting rights in the Company equal to one vote per Class A Share on each matter with respect to which the Class A Members are entitled to vote and (ii) the Class B Shares shall entitle the holders thereof to voting rights in the Company equal to one vote per Class B Share on each matter with respect to which the Class B Members are entitled to vote. The Company shall ensure that each Class B Member has, at all times, the same number of Class B Shares as the other Class B Members.  At the time of admission of each additional Member, the Designated Members shall determine in their sole discretion the number and class of Shares of such Member, subject to the preceding sentence.

2.3          Changes of Shares.  The books and records of the Company contain the number and class of Shares of each Member and shall be updated as required by the LLC Act and otherwise to accurately reflect changes to the number and class of Shares of each Member, the admission and Withdrawal of Members and the transfer or assignment of interests pursuant to this Agreement.  Any amendment or revision to this information in the books and records in accordance with the immediately preceding sentence shall not be deemed an amendment to this Agreement.

2.4          Continuation; Name; Foreign Jurisdictions.  The Company is hereby continued as a limited liability company pursuant to the LLC Act and shall continue to conduct its activities under the name of KKR Management LLC.  The certificate of formation of the Company may be amended or restated from time to time by a Majority in Interest of Class A Members, and the Designated Members or Officers so authorized by a Majority in Interest of Class A Members to execute such amendment or restatement will be an “authorized person” (within the meaning of the LLC Act).  Each Designated Member and Officer is further authorized to execute and deliver and file (i) as an “authorized person” within the meaning of the LLC Act any other certificates (and any corrections, amendments or restatements thereof) permitted or required to be filed in the office of the Secretary of State of the State of Delaware and (ii) any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

2.5          Term.  The term of the Company shall continue until dissolved and its affairs wound up in accordance with this Agreement.

2.6          Purposes; Powers.

(a)          The purpose of and the nature and character of the business to be conducted by the Company shall be, directly or indirectly through its Subsidiaries or Affiliates, to (i) hold Class B Common Stock of the Corporation and exercise the rights of the Class B Stockholder specified in the Certificate of Incorporation of the Corporation and the Bylaws of the Corporation or otherwise arising under the Delaware General Corporation Law, and to do all things necessary, desirable, convenient or incidental thereto and (ii) engage in any lawful act or activity for which limited liability companies may be formed under the LLC Act.

(b)          Subject to the limitations set forth in this Agreement, the Company will possess and may exercise all of the powers and privileges granted to it by the LLC Act including the ownership and operation of the assets contributed to the Company by the Members, by any other law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company set forth in Section 2.6(a).

(c)          Subject to Section 3.2(b) and any delegation pursuant to Section 3.3(b), any exercise of the rights of the Class B Stockholder specified in the Certificate of Incorporation of the Corporation, the Bylaws of the Corporation or otherwise arising under the Delaware General Corporation Law with respect to the Company’s interest in the Corporation shall require the approval of a Majority in Interest of Class A Members.

(d)          Notwithstanding anything herein to the contrary, no transfer by the Company of all or part of the shares of Class B Common Stock of the Corporation held by the Company to another person shall be permitted unless (i) the written approval of a Majority in Interest of Class A Members is obtained prior to such transfer, (ii) the transferee agrees to assume the rights and duties of the Class B Stockholder under the Certificate of Incorporation of the Corporation and to be bound by the provisions of the Certificate of Incorporation of the Corporation and (iii) the Corporation receives a written opinion of counsel acceptable to the Board of Directors of the Corporation in its discretion that such transfer would not result in the loss of limited liability of any stockholder of the Corporation. Any purported transfer of shares of Class B Common Stock of the Corporation held by the Company not made in accordance with this Section 2.6(d) shall be null and void.

2.7          Place of Business.  The Company shall maintain a registered office at The Corporation Trust Company, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801.  The Company shall maintain an office and principal place of business at such place or places as the Designated Members specify from time to time and as set forth in the books and records of the Company.  The name and address of the Company’s registered agent is The Corporation Trust Company, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801.  The Designated Members may from time to time change the registered agent or registered office in the State of Delaware by an amendment to the certificate of formation of the Company, and upon the filing of such an amendment, this Agreement shall be deemed amended accordingly.

ARTICLE III

MANAGEMENT

3.1          Class A Members.

(a)          Class A Members who hold a majority of the Class A Shares outstanding shall constitute a “Majority in Interest of Class A Members”; provided that the Members hereby agree that at any time there shall be one or more Designated Members, the then-serving Designated Members shall be deemed to constitute at least a Majority in Interest of Class A Members for all purposes under this Agreement, the Certificate of Incorporation of the Corporation, the Bylaws of the Corporation or otherwise arising under the Delaware General Corporation Law with respect to the Company’s interest in the Corporation and all other Class A Members shall be deemed to constitute less than a Majority in Interest of Class A Members for all such purposes.

(b)          Henry R. Kravis and George R. Roberts each shall be an original “Designated Member.”  The Designated Members may designate any one or more other Members as successor or additional Designated Members, which successor or additional Designated Members shall exercise all rights and duties of the Designated Members hereunder.  A Designated Member shall cease to be a Designated Member only if he (A) Withdraws or (B) consents in his sole discretion to resign as a Designated Member, but does not Withdraw.  Except as specified in the preceding sentence, a Designated Member may not be removed without his consent.

(c)          Any action by the Designated Members pursuant to this Agreement shall require the unanimous approval of all the then-serving Designated Members.  Upon any Designated Member ceasing to be a Designated Member pursuant to Section 3.1(b), the remaining Designated Members shall exercise all rights and duties of the Designated Members hereunder. At any time when there shall not be any Designated Members, all of the powers vested in the Designated Members pursuant to this Agreement and the LLC Act shall be exercised by a Majority in Interest of Class A Members, including all matters relating to the governance of the Company and the establishment of a new management structure.

(d)          All decisions and determinations (howsoever described herein) to be made by an Officer, the Designated Members or Class A Members pursuant to this Agreement shall be made in their discretion. Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement an Officer, the Designated Members or Class A Members are permitted or required to make a decision in their “discretion” or under a grant of similar authority or latitude, such Officer, Designated Members or Class A Members shall be entitled to consider only such interests and factors as they desire, including their own interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or the Members. Except as otherwise provided in this Agreement, the Class A Members have no authority to bind the Company.

3.2          Class B Members.

(a)          Class B Members shall have no right to participate in the management of the Company or to receive any information concerning the affairs of the Company and shall not have any other rights of a Member under this Agreement other than to cause Foreign Voting Interests held by any Affiliate of the Company or the Corporation to be voted in accordance with the directions provided by such Class B Members pursuant to Section 3.2(b). The Company will ensure that there are not less than 12 Class B Members at all times. Except as otherwise provided in this Agreement, the Class B Members have no authority to bind the Company.

(b)          Notwithstanding any other provision of this Agreement to the contrary, the Officers shall notify the Class B Members of any matter requiring the approval of the holders of voting interests held directly or indirectly by the Corporation in the general partner or similar control person of an investment vehicle formed in a jurisdiction outside of the United States (“Foreign Voting Interests”), and the Class B Members shall be entitled to instruct the Corporation to cause such Foreign Voting Interests to be voted in accordance with directions received from a majority of Class B Members. The quorum for any such decision of the Class B Members shall be 11, whether acting by meeting or by written consent.

3.3          Officers.

(a)          A Majority in Interest of Class A Members may, from time to time as they deem advisable, select one or more natural persons who are members, partners or employees of the Company or its Affiliates and designate them as the “Chief Executive Officer” or “Co-Chief Executive Officers” of the Company. Such Chief Executive Officer or Co-Chief Executive Officers may, from time to time as they deem advisable, select natural persons who are members, partners or employees of the Company or its Affiliates and designate them as officers of the Company (together with the Chief Executive Officer or Co-Chief Executive Officers, the “Officers”) and assign titles to any such persons, including “President,” “Co-President,” “Chief Operating Officer,” “Co-Chief Operating Officer,” “Chief Financial Officer,” “General Counsel,” “Chief Administrative Officer,” “Vice President,” “Treasurer,” “Assistant Treasurer,” “Secretary” or “Assistant Secretary.”  Each Officer shall be deemed to have agreed to the terms of this Agreement by accepting such appointment.

(b)          Subject to 2.6(c) and unless a Majority in Interest of Class A Members decides otherwise, if the title is one commonly used for officers of a corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office.  A Majority in Interest of Class A Members may delegate to any Officer any of the their powers, including the power to bind the Company.  Any delegation pursuant to this Section 3.3(b) may be revoked at any time by a Majority in Interest of Class A Members.  An Officer may be removed with or without cause at any time by a Majority in Interest of Class A Members.  The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of a Majority in Interest of Class A Members not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and the actions of the Officers taken in accordance with such powers shall bind the Company.

(c)          Except as otherwise expressly provided in this Agreement, the business and affairs of the Company shall be managed by the Officers.  An Officer shall be a “manager” within the meaning of the LLC Act.  Except as otherwise specifically provided in this Agreement, no Member, by virtue of its status as such, shall have any management power over the business and affairs of the Company or actual or, to the fullest extent permitted by law, apparent, authority to enter into, execute or deliver contracts on behalf of, or to otherwise bind, the Company.  In addition to the powers that now or hereafter can be granted to managers under the LLC Act and to all other powers granted under any other provision of this Agreement, but subject to the provisions of this Agreement, the Officers shall have full power and authority to do all things and on such terms as they determine to be necessary or appropriate to conduct the business of the Company and to exercise all powers and effectuate the purposes set forth in this Agreement.

3.4          Authorization.   Subject to Section 2.6(c) and the other provisions of this Agreement relating to the rights of the Class A Members, the Class B Members or the Designed Members, the Company, and any Officer on behalf of the Company, is hereby authorized, without the need for any further act, vote or consent of any Member or other person, to engage in any lawful act or activity for which limited liability companies may be formed under the LLC Act.

ARTICLE IV

EXCULPATION AND INDEMNIFICATION

4.1          Duties; Liabilities; Exculpation.

(a)          This Agreement is not intended to, and does not, create or impose any fiduciary duty on any of the Members (including the Designated Members) or Officers or on their respective Affiliates. Notwithstanding any other provision of this Agreement or any duty otherwise existing at law or in equity, the Members (including the Designated Members) and Officers shall, to the maximum extent permitted by law, including Section 18-1101(c) of the Act, owe only such duties and obligations as are expressly set forth in this Agreement, and no other duties (including fiduciary duties), to the Company, the Members, the Officers or any other Person otherwise bound by this Agreement.

(b)          To the extent that, at law or in equity, any Member (including a Designated Member) or Officer has duties (including fiduciary duties) and liabilities relating thereto to the Company or to a Member or Officer, the Members (including the Designated Members) or Officers acting under this Agreement will not be liable to the Company or to any Member or Officer for their good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Member (including a Designated Member) or Officer otherwise existing at law or in equity, are agreed by the Members to replace to that extent such other duties and liabilities relating thereto of the Members (including the Designated Members) or Officers.

(c)          Notwithstanding any other provision of this Agreement, whether express or implied, to the fullest extent permitted by law, no Member or any of such Member’s representatives or agents or any Officer, employee, trustee, fiduciary, partner, member, representative or agent of the Company or any of its Affiliates or any person who is or was serving at the request of a Member or Officer as a director, officer, employee, trustee, fiduciary, partner, member, representative, agent or advisor of another person (individually, a “Covered Person” and collectively, the “Covered Persons”) shall be liable to the Company or any other Member for any losses, claims, demands, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission (in relation to the Company, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) of a Covered Person, or for any breach of contract (including breach of this Agreement) or any breach of duties (including breach of fiduciary duties) whether arising hereunder, at law, in equity or otherwise, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Covered Person acted in bad faith or engaged in fraud or willful misconduct; provided that a person shall not be a Covered Person by reason of providing, on a fee-for-services basis or similar arm’s-length compensatory basis, agency, advisory, consulting, trustee, fiduciary or custodial services.

(d)          Each Covered Person shall be entitled to rely in good faith on the advice of legal counsel to the Company, accountants, other experts and financial or professional advisors, and no act or omission taken or suffered by any Covered Person on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such counsel, accountants, other experts and financial or professional advisors will be full justification for any such act or omission, and each Covered Person will be fully protected in so acting or omitting to act so long as such counsel, accountants, other experts and financial or professional advisors were selected with reasonable care.

4.2          Indemnification.

(a)          Indemnification. To the fullest extent permitted by law, the Company shall indemnify any person (including such person’s heirs, executors or administrators) who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit, claim or proceeding (brought in the right of the Company or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person, or a person for whom such person was the legal representative, is or was a Covered Person for and against all loss and liability suffered and expenses (including legal fees and expenses), judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with such action, suit, claim or proceeding, including appeals; provided that such person shall not be entitled to indemnification hereunder only to the extent such person’s conduct constituted fraud, bad faith or willful misconduct.  Notwithstanding the preceding sentence, except as otherwise provided in Section 4.2(c), the Company shall be required to indemnify a person described in such sentence in connection with any action, suit, claim or proceeding (or part thereof) commenced by such person only if (x) the commencement of such action, suit, claim or proceeding (or part thereof) by such person was authorized by a Majority in Interest of Class A Members or (y) it is determined that such person was entitled to indemnification by the Company pursuant to Section 4.2(c).  The indemnification of a Covered Person who is or was serving at the request of the Company as a director, officer, employee, trustee, fiduciary, partner, member, representative, agent or advisor of another Person (but not with respect to any other type of Covered Person) shall be secondary to any and all indemnification to which such Person is entitled from, firstly, the relevant corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, and from, secondly, the relevant Fund, and will only be paid to the extent the primary indemnification is not paid and the proviso set forth in the first sentence of this Section 4.2(a) does not apply; provided that such corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise and such Fund shall not be entitled to contribution or indemnification from or subrogation against the Company, unless otherwise mandated by applicable law.  If, notwithstanding the foregoing sentence, the Company makes an indemnification payment or advances expenses to a Person entitled to primary indemnification, the Company shall be subrogated to the rights of such Person against the entity or entities responsible for the primary indemnification.  The Company shall not impose any additional conditions, other than those expressly set forth in this Agreement, to indemnification or the advancement of expenses and shall not seek or agree to any judicial or regulatory order that would prohibit a Person entitled to indemnification or the advancement of expenses hereunder from enforcing such Person’s rights to such indemnification or advancement of expenses.  “Fund” means any fund, investment vehicle or account whose investments are managed or advised by the Corporation or an Affiliate thereof.

(b)          Advancement of Expenses.  To the fullest extent permitted by law, the Company shall promptly pay expenses (including legal fees and expenses) incurred by any person described in Section 4.2(a) in appearing at, participating in or defending any action, suit, claim or proceeding in advance of the final disposition of such action, suit, claim or proceeding, including appeals, upon presentation of an undertaking on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified under this Section 4.2 or otherwise.  Notwithstanding the preceding sentence, except as otherwise provided in Section 4.2(c), the Company shall be required to pay expenses of a person described in Section 4.2(a) in connection with any action, suit, claim or proceeding (or part thereof) commenced by such person only if (x) the commencement of such action, suit, claim or proceeding (or part thereof) by such person was authorized by a Majority in Interest of Class A Members or (y) it is determined that such person was entitled to indemnification by the Company pursuant to Section 4.2(c).

(c)          Unpaid Claims.  If a claim for indemnification (following the final disposition of such action, suit, claim or proceeding) or advancement of expenses under this Section 4.2 is not paid in full within 30 days after a written claim therefor by any person described in Section 4.2(a) has been received by the Company, such person may file proceedings to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the Company shall have the burden of proving that such person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(d)          Insurance.  To the fullest extent permitted by law, the Company may purchase and maintain insurance on behalf of any person described in Section 4.2(a) against any liability asserted against such person, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Section 4.2 or otherwise.

(e)          Enforcement of Rights.  The provisions of this Section 4.2 shall be applicable to all actions, claims, suits or proceedings made or commenced on or after the date of this Agreement, whether arising from acts or omissions to act occurring on, before or after its adoption.  The provisions of this Section 4.2 shall be deemed to be a contract between the Company and each person entitled to indemnification under this Section 4.2 (or legal representative thereof) who serves in such capacity at any time while this Section 4.2  and the relevant provisions of applicable law, if any, are in effect, and any amendment, modification or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, claim, suit or proceeding then or theretofore existing, or any action, suit, claim or proceeding thereafter brought or threatened based in whole or in part on any such state of facts.  The rights of indemnification provided in this Section 4.2 shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Agreement, insurance or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Company that indemnification of any person whom the Company is obligated to indemnify pursuant to Section 4.2(a) shall be made to the fullest extent permitted by law.

(f)          Benefit Plans. For purposes of this Section 4.2, references to “persons” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as an officer, employee or agent of the Company which imposes duties on, or involves services by, such officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

(g)          Non-Exclusivity. This Section 4.2 shall not limit the right of the Company, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 4.2(a).

ARTICLE V

CAPITAL OF THE COMPANY

5.1          Initial Capital Contributions by Members.  Each Member has made, on or prior to the date hereof, Capital Contributions and has acquired the number of Shares as specified in the books and records of the Company.

5.2          No Additional Capital Contributions.  Except as otherwise provided in Article VII, no Member shall be required to make additional Capital Contributions to the Company without the consent of such Member or permitted to make additional Capital Contributions to the Company without the consent of a Majority in Interest of Class A Members.

5.3          Withdrawals of Capital. No Member may withdraw any Capital Contributions related to such Member’s Shares from the Company, except with the consent of a Majority in Interest of Class A Members.

ARTICLE VI

DISTRIBUTIONS

6.1          Distributions.  The Company may make distributions of available cash (subject to reserves and other adjustments as provided herein) or other property to Members at such times and in such amounts as are determined by a Majority in Interest of Class A Members in their discretion.  Distributions of cash or other property shall be made among the Members in accordance with their respective Percentage Interests.

6.2          Limitation on Distributions.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member if such distribution would violate Section 17-607 of the LLC Act or other applicable law.

6.3          Liability of Members and Officers.  No Member or Officer shall be liable for any debt, obligation or liability of the Company or of any other Member, solely by reason of being a member or officer of the Company.  In no event shall any Member or Withdrawn Member (i) be obligated to make any Capital Contribution or payment to or on behalf of the Company or (ii) have any liability to return distributions received by such Member from the Company, in each case except as otherwise provided in this Agreement, as such Member shall otherwise expressly agree in writing or as may be required by the LLC Act or other applicable law.

6.4          Business Expenses.  The Company shall reimburse the Members for reasonable travel, entertainment and miscellaneous expenses incurred by them in the conduct of the Company’s business in accordance with rules and regulations established by the Designated Members from time to time. All ordinary and necessary expenses of the Company paid by a Member that are not so reimbursed are required to be paid by such Member.

ARTICLE VII

ADDITIONAL MEMBERS; WITHDRAWAL OF MEMBERS;
TRANSFERABILITY

7.1          Additional Members.  (a)  Effective on the first day of any month (or on such other date as shall be determined by the Designated Members in their sole discretion), (i) the Designated Members shall have the right to admit one or more additional persons into the Company as Class A Members, and (ii) the Class B Members shall have the right to admit one or more additional persons into the Company as Class B Members.  The Designated Members shall determine all terms of such additional Member’s participation in the Company, including the additional Member’s initial Capital Contribution and Percentage Interest.

(b)          An additional Member shall be required to make an initial Capital Contribution to the Company at such times and in such amounts as shall be determined by the Designated Members.

(c)          The admission of an additional Member will be evidenced by the execution of a counterpart copy of this Agreement by such additional Member or as otherwise determined by the Designated Members.

7.2          Withdrawal of Members.  (a)  Any Member may Withdraw voluntarily from the Company on the last day of any calendar month (or on such other date as shall be determined by the Designated Members in their sole discretion), on not less than 90 days’ prior written notice by such Member to the Designated Members (or on such shorter notice as shall be determined by the Designated Members in their sole discretion).

(b)          A Majority in Interest of Class A Members may, in their sole discretion, cause a Class A Member to Withdraw from the Company, subject to Section 7.2(g); such Member, upon written notice by the Designated Members to such Member, shall be deemed to have Withdrawn as of the date specified in such notice, which date shall be on or after the date of such notice; provided that neither Henry R. Kravis nor George R. Roberts may be caused to Withdraw as a Class A Member without his consent.

(c)          A majority of Class B Members may, in their sole discretion, cause a Class B Member to Withdraw from the Company, subject to Section 7.2(g); such Member, upon written notice by the Class B Members to such Member, shall be deemed to have Withdrawn as of the date specified in such notice, which date shall be on or after the date of such notice.

(d)          Upon the death, Total Disability or Incompetence of a Member, such Member shall thereupon be deemed to have Withdrawn.

(e)          Upon the Withdrawal of any Member, including pursuant to clauses (a), (b), (c) and (d) above, such Member shall thereupon cease to be a Member, shall not have any rights of a Member (including voting rights) with respect to such Member’s Shares and shall not be entitled to any distribution in respect of such Member’s Interest pursuant to Section 18-604 of the LLC Act, and such Member’s Shares shall be cancelled, except as otherwise expressly provided herein.

(f)          The Withdrawal from the Company of any Member shall not, in and of itself, affect the obligations of the other Members to continue the Company during the remainder of its term.

(g)          Notwithstanding that a Majority in Interest of Class A Members has taken action to cause a Member to Withdraw pursuant to Section 7.2(b) or a majority of Class B Members has taken action to cause a Member to Withdraw pursuant to Section 7.2(c), if, following such Withdrawal, such Member has either Class A or Class B Shares outstanding, such Member shall not cease to be a Member and such Member’s Shares shall be cancelled only to the extent of the relevant class.

7.3          Consequences to the Company upon Withdrawal of a Member.  The Company shall not be dissolved, in and of itself, by the Withdrawal of any Member, but shall continue with the surviving or remaining Members as members thereof in accordance with and subject to the terms and provisions of this Agreement if at the time of such Withdrawal there are one or more remaining Members (any and all such remaining Members being hereby authorized to continue the business of the Company without dissolution and hereby agree to do so).

7.4          Shares of Members Not Transferable.  No Member may sell, assign, pledge or otherwise transfer (directly or indirectly, by operation of law or otherwise) or encumber all or any portion of such Member’s Shares other than with the approval of a Majority in Interest of Class A Members.  No acquirer, assignee, pledgee, legatee, distributee, heir or transferee (by conveyance, operation of law or otherwise) of the whole or any portion of any Member’s Shares shall have any right to be a Member without the prior written consent of a Majority in Interest of Class A Members, which may be given or withheld in their sole discretion.

7.5          Power of Attorney.  Each Member (other than the Designated Members) hereby irrevocably appoints each Designated Member as such Member’s true and lawful agent, representative and attorney-in-fact, each acting alone, in such Member’s name, place and stead, to make, execute, sign and file, on behalf of such Member, any and all agreements, instruments, documents and certificates which either Designated Member deems necessary or advisable in connection with any transaction or matter contemplated by or provided for in this Article VII, including the performance of any obligation of such Member or the Company or the exercise of any right of such Member or the Company.  Such power of attorney is coupled with an interest and shall survive and continue in full force and effect notwithstanding the Withdrawal of any Member for any reason and shall not be affected by the death, disability or incapacity of such Member.

ARTICLE VIII

DISSOLUTION

8.1          Dissolution.

(a)          The Company shall be dissolved, and its affairs shall be wound up only upon the first to occur of the following:  (i) the determination of the Designated Members; or (ii) the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the LLC Act.  Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a Member of the Company (other than upon continuation of the Company without dissolution upon an assignment by the last remaining member of the Company of all of its Interest in the Company and the admission of the transferee pursuant to this Agreement), to the fullest extent permitted by law, the personal representative of such Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.

(b)          Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of any such Bankruptcy, the Company shall continue without dissolution.  “Bankruptcy” means, with respect to any Person, (A) if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties, or (B) if within 120 days of the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if within 90 days of the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties, such appointment is not vacated or stayed, or within 90 days of the expiration of any such stay, such appointment is not vacated.  The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the LLC Act.

8.2          Final Distribution.  Upon dissolution, the Company shall continue until the winding up of the affairs of the Company is completed. The assets of the Company shall be applied and distributed in the following order:

(a)          First, to the satisfaction of debts and liabilities of the Company (including satisfaction of all indebtedness to Members and their Affiliates to the extent otherwise permitted by law) including the expenses of liquidation and including the establishment of any reserve which the liquidator(s) shall deem reasonably necessary for any contingent, conditional or unmatured contractual liabilities or obligations of the Company (“Contingencies”).  Any such reserve may be paid over by the liquidator(s) to any attorney-at-law, or acceptable party, as escrow agent, to be held for disbursement in payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the liquidator(s) for application of the balance in the manner provided in this Section 8.2; and

(b)          The balance, if any, to the Members, pro rata to each of the Members in accordance with their Percentage Interests.

(c)          The Designated Members shall be the liquidators.  In the event that the Designated Members are unable to serve as liquidators, a liquidating trustee shall be chosen by a Majority in Interest of Class A Members.

8.3          Waiver; Nature of Interest.  To the fullest extent permitted by law, except as expressly set forth in Section 8.1(a) with respect to the Designated Members, each Member and Officer hereby irrevocably waives any right or power that such Person may have to, and no Member or Officer shall have any right or power to: (i) institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company (including seeking a decree of judicial dissolution of the Company), (ii) appoint a receiver or trustee of the Company or any of its assets, (iii) maintain an action for judicial accounting or (iv) cause the Company or any of its assets to be partitioned.  No Member shall have any interest in any specific assets of the Company, and no Member shall have the status of a creditor with respect to any distribution pursuant to Article VI or Article VIII hereof.  The interest of each of the Members in the Company is personal property.

ARTICLE IX

MISCELLANEOUS

9.1          Arbitration.

(a)          Any and all disputes which cannot be settled amicably, including any ancillary claims of any party arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including without limitation the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York, New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within 30 days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment.  The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. Except as required by law or as may be reasonably required in connection with ancillary judicial proceedings to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm or challenge an arbitration award, the arbitration proceedings, including any hearings, shall be confidential, and the parties shall not disclose any awards, any materials in the proceedings created for the purpose of the arbitration, or any documents produced by another party in the proceedings not otherwise in the public domain.

(b)          Notwithstanding the provisions of paragraph (a), the Designated Members may bring, or may cause the Company to bring, on behalf of the Designated Members or the Company or on behalf of one or more Members, an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, or enforcing an arbitration award and, for the purposes of this paragraph (b), each Member (i) expressly consents to the application of paragraph (c) of this Section 9.1 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Designated Members as such Member’s agents for service of process in connection with any such action or proceeding and agrees that service of process upon any such agent, who shall promptly advise such Member of any such service of process, shall be deemed in every respect effective service of process upon the Member in any such action or proceeding.

(c)          Each Member, to the fullest extent permitted by law, (i) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce this Section 9.1 or any judicial proceeding ancillary to an arbitration or contemplated arbitration arising out of or relating to or concerning this Agreement) shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction; (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper; (iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; (v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, that nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law; and (vi) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding.

(d)          Notwithstanding any provision of this Agreement to the contrary, the Delaware Uniform Arbitration Act (10 Del. C. § 5701 et  seq.) (the “Delaware Arbitration Act”) shall apply to this Agreement, and this Section 9.1 shall be construed to the maximum extent possible to comply with the laws of the State of Delaware, including the Delaware Arbitration Act.  If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Section 9.1, including any rules of the International Chamber of Commerce, shall be invalid or unenforceable under the Delaware Arbitration Act, or other applicable law, such invalidity shall not invalidate all of this Section 9.1.  In that case, this Section 9.1 shall be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of the Delaware Arbitration Act or other applicable law, and, in the event such term or provision cannot be so limited, this Section 9.1 shall be construed to omit such invalid or unenforceable provision.

9.2          Amendments and Waivers.

(a)          This Agreement may be amended, supplemented, waived or modified at any time and from time to time only by the written consent of the Designated Members (or if there are no Designated Members, by the written consent of a Majority in Interest of Class A Members) and any such amendment, supplement, waiver or modification shall not require the consent of any other person (including any other Member).
(b)          No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

9.3           Member Approval.  (a)  Any action required or permitted to be taken by the Members may be taken at a meeting within or outside the State of Delaware.  Meetings of the Members may be held with or without notice at such time and at such place as shall from time to time be determined by the Designated Members.

(b)          Any action required or permitted to be taken at any meeting by the Members may be taken without a meeting, without a vote and without prior notice, if holders of a Majority in Interest of Class A Members consent thereto in writing.

(c)          Any action required or permitted to be taken by the Class A Members may be taken without a meeting, without a vote and without prior notice, if holders of a Majority in Interest of Class A Members consent thereto in writing.

(d)          Any action required or permitted to be taken by the Class B Members may be taken without a meeting, without a vote and without prior notice, if the Class B Members who hold a majority of the Class B Shares outstanding consent thereto in writing.

9.4           Schedules.  The Designated Members may from time to time execute and deliver to the Members schedules which set forth the then current Capital Contributions and Percentage Interests of the Members and any other matters deemed appropriate by the Designated Members.  Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever.

9.5           Classifications as a Corporation.  The Company shall elect to be classified as a corporation under Section 7701(a)(3) of the Internal Revenue Code and Treas. Reg. §301.7701-2(b).

9.6          Governing Law; Separability of Provisions.  This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware.  In particular, the Company has been formed pursuant to the LLC Act, and the rights and liabilities of the Members shall be as provided therein, except as herein otherwise expressly provided.  If any provision of this Agreement shall be held to be invalid, such provision shall be given its meaning to the maximum extent permitted by law and the remainder of this Agreement shall not be affected thereby.

9.7          Successors and Assigns.  This Agreement shall be binding upon and shall, subject to Section 7.4, inure to the benefit of the parties hereto, their respective heirs and personal representatives, and any successor to a trustee of a trust which is or becomes a party hereto; provided that no person claiming by, through or under a Member (whether such Member’s heir, personal representative or otherwise), as distinct from such Member itself, shall have any rights as, or in respect to, a Member (including the right to approve or vote on any matter or to notice thereof) except the right to receive only those distributions expressly payable to such person pursuant to Article VI or Article VIII.  Any Member or Withdrawn Member shall remain liable for the obligations under this Agreement of any transferee of all or any portion of such Member’s or Withdrawn Member’s interest in the Company, unless waived by the Designated Members.  Nothing in this Agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, on any person other than the Members and their respective legal representatives, heirs, successors and permitted assigns and the Covered Persons.

9.8           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail, by registered or certified mail (postage prepaid) or by any communication permitted by the LLC Act to the respective parties at the addresses shown in the Company’s books and records (or at such other address for a party as shall be specified in any notice given in accordance with this Section 9.8).

9.9          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute a single instrument.

9.10        Power of Attorney.  Each Member hereby irrevocably appoints each Designated Member as such Member’s true and lawful representative and attorney-in-fact, each acting alone, in such Member’s name, place and stead, to make, execute, sign and file all instruments, documents and certificates which, from time to time, may be required to set forth any amendment to this Agreement or may be required by this Agreement or by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Company shall determine to do business, or any political subdivision or agency thereof, to execute, implement and continue the valid and subsisting existence of the Company.  Such power of attorney is coupled with an interest and shall survive and continue in full force and effect notwithstanding the subsequent Withdrawal of any Member for any reason and shall not be affected by the subsequent disability or incapacity of such Member.

9.11        Cumulative Remedies.  Rights and remedies under this Agreement are cumulative and do not preclude use of other rights and remedies available under applicable law.

9.12        Entire Agreement.  Subject to Section 9.4, this Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

9.13         Effective Time.  This Agreement shall be effective, and the provisions hereof shall become operative, upon effectiveness of the Conversion (the “Effective Time”).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Designated Members have executed this Agreement effective as set forth in the preamble hereto.

DESIGNATED MEMBERS

/s/ Henry R. Kravis
Henry R. Kravis

/s/ George R. Roberts
George R. Roberts

[Signature page to Amended and Restated Limited Liability Company Agreement of  KKR Management LLC]